EXHIBIT 99.1
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                                              Contact: The Torrenzano Group
                                              -----------------------------
                                               Don Schuster or Beth Jarecki
                                                  212-681-1700 Ext. 103/115

          STIRLING COOKE BROWN ANNOUNCES NEW MANAGEMENT STRUCTURE

HAMILTON, BERMUDA, July 8, 1999 - Stirling Cooke Brown Holdings Limited (NASDAQ: SCBHF) today announced that Nicholas Mark Cooke will stand down from his executive role as Chief Executive Officer and President of the Company. The Board of Directors is pleased that Mr. Cooke will retain his position as non-executive Chairman of the Board, and that he will continue to provide leadership in the areas of client development and marketing.

At the same time, the Board of Directors has created a new management structure for Stirling Cooke and has hired recruiters Heidrick & Struggles to find a new Chief Executive Officer. The Board named Len Quick, chief of U.S. operations, as Chief Operating Officer and interim Chief Executive Officer of the Company. Mr. Quick was also elected to the Board of Directors.

The Board also established a new Executive Committee comprised of Len Quick (acting Chairman of the Management Committee), Nicholas Brown, head of London brokering operations, and George Jones, Chief Financial Officer, and a new 10-member Management Committee which includes key decision makers within Stirling Cooke. The newly created Executive Committee will be responsible for strategic planning and management of the Company's operations. The Management Committee will be responsible for executing the Company's business strategy, implementing policies and procedures, developing new programs, and conflict resolution.

Mr. Cooke said, "This new role will afford me the opportunity to concentrate on maintaining client relationships. I believe my decision is in the best interest of the long term goals of the Company."

Mr. Quick stated, "The Board's decision to create a new management structure will centralize our decision making responsibilities, and the addition of a new CEO will further strengthen our management depth and experience. These decisions were made with the principal objectives of enhancing client relationships and increasing shareholder value."

In response to Mr. Cooke's decision, Mr. Quick concluded, "Mark, as a founder of Stirling Cooke Brown, has laid the way for our business with his strategic and marketing abilities, and he will continue to be a valuable member of our team."

Stirling Cooke Brown Holdings Limited is a Bermuda holding company that, through its subsidiaries, provides risk management services and products predominantly to U.S. based small- and mid-sized businesses, including those seeking cost-effective alternatives to traditional commercial insurance for certain of their risk exposures. In addition, Stirling Cooke Brown arranges reinsurance for its products as well as for those offered by independent insurance carriers and reinsurance companies active in the workers' compensation, occupational accident and health, and casualty insurance markets.

Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to, the conditions in the workers' compensation market, the availability of reinsurance, competition, regulation, the outcomes of legal proceedings, and other factors. The cautionary statements contained in Exhibit 99 to the Company's Form 10-Q for the quarter ended March 31, 1999, are incorporated herein by reference.